SUPPLY AGREEMENT

     This Supply Agreement ("Agreement") is being entered into as of this 24th day of November 2003, by and between Brown Jordan International, Inc., a Florida corporation, with its principal offices located at 1801 N. Andrews Avenue, Pompano Beach, FL 33069 ("BJI"), and Zhejiang Huayue Furniture Industries, Co., Ltd., doing business as Leisure Garden, a Zhejiang Province, Peoples Republic of China company ("LG")

                                    RECITALS

     WHEREAS, BJI is in the business of, among other things, manufacturing, merchandising and selling outdoor furniture (the "BJI Furniture Line") to its accounts;

     WHEREAS, LG is in the business of, among other things, producing outdoor furniture and/or furniture components;

     WHEREAS, BJI desires to secure a dedicated supplier of the Products (as defined below) for the United States of America, (collectively the "Territory") for National Accounts. "National Accounts" is defined as mass merchants such as Wal-Mart, K-Mart, Target, Sears, etc; price clubs such as Sam's Club, Costco, BJs, etc; home building product outlets such as Home Depot and Lowe's; catalog outlets such as Frontgate, Plow & Hearth and Pottery Barn, regional mass merchants which supply a wide product variety such as Shopco, Pamida, etc; grocery chains such as Stop n' Shop, Kroger, Albertsons, Food Lion, etc; drug stores such as Walgreens, Eckerds, etc. For the purposes of this Agreement, included within the Territory are Wal-Mart Mexico, Sam's Mexico, Costco Mexico, Sears Mexico, Home Depot Mexico, Target Mexico and K-Mart Mexico.

     WHEREAS, LG desires to supply the Products, as requested by BJI to be sold by BJI in the Territory, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereby agree as follows:

     1. Scope. LG will assist BJI in developing the "Products", defined as: outdoor furniture and/or furniture components made in part or in whole of steel or aluminum, including woven products (but excluding any such items made in part or whole of wrought iron and excluding items where the cast aluminum content exceeds 65% by weight) whose design, construction, and pricing are appropriate for sale through BJI's National Accounts, which Products were developed by pursuant to this Agreement. Each party will be responsible for its own costs and expenses relating to initial product development. Subject to the terms and conditions of this Agreement, as each new Product is developed, the parties will agree on the pricing and delivery, which terms will be set forth in a BJI purchase order. If the parties fail to reach an agreement on all material terms regarding a new Product, LG will not make that Product or distribute that Product to any other person without advance written consent from BJI.

      2. Supply and Marketing

     (a) Supply of Products. Subject to the terms and conditions contained herein, LG hereby agrees to produce and supply Products exclusively for BJI for sale in the Territory, as and when requested by BJI, as evidenced by a BJI purchase order. LG agrees not to manufacture any Product that will be sold, directly or indirectly, for any customer other than BJI within the Territory in the buildings currently designated Building #1 or Building #2. BJI recognizes that LG is shipping existing designs to existing Specialty customers in the 2004 season; carryover of these designs for these customers into the 2005 season are excluded from this agreement. LG will be a major source of BJI's supply for the Products. LG shall provide Products to BJI at costs which are competitive for the market. BJI will take delivery from LG a minimum value of Product per paragraph 2(b) from Aug. 1, 2004 to July 31, 2005. LG may not assign any such rights to any other party for supply of the Products in the Territory during the term of this Agreement.

     (b) Minimum Purchase of the Products. BJI will Purchase from LG a minimum of $70 million in Products at net LG's FOB Ningbo (exclusive of taxes, freight and other costs) for 2005 Season provided that BJI receives sufficient orders for the Products from the BJI National Account customers. Purchase shall be defined as BJI accepting delivery of the Product. The 2005 Season is defined the period from Aug. 1, 2004 through July 31, 2005 for delivery of the Products. LG understands and acknowledges BJI will only Purchase Product from LG where BJI has an order for the Product from a National Account customer. Should for any reason the amount of Product Purchased by BJI from LG be less than $70 million, BJI shall be considered in default of this Agreement and LG may terminate this Agreement under the termination provisions as defined in Paragraph 8. However, BJI may, at its sole option, provide orders to LG from customers other than National Account customers or to customers outside the Territory and such orders shall be included in the calculation of the total minimum Purchase commitment if such orders are accepted by LG. In return for this minimum Purchase commitment, LG agrees not to sell directly or through third parties any Product in the Territory without the advance written consent of BJI.

     (c) Marketing and Distribution of the Products. BJI will market the Products in the Territory in accordance with its customary marketing of the BJI Furniture Line. BJI and LG shall work together to maximize the Products sales volumes. Except as otherwise agreed to in writing by the parties from time to time, the Products will be marketed in the Territory only under trademarks, trade names and servicemarks presently owned or hereafter acquired by BJI and will not be identified as LG products.

     (d) Samples. LG shall provide to BJI, at no cost to BJI, a reasonable quantity of Product samples, required by BJI for development of any of the Products, for presentation to BJI's customers and/or for testing by BJI. LG agrees that samples of the Products are the property of BJI. LG shall keep any samples made for BJI in good condition and not destroy such samples without the prior written consent of BJI. LG agrees that BJI may ship any samples made by LG to any location that BJI deems necessary including the BJI Center of Excellence in Shanghai, China. BJI agrees not to deliver samples manufactured by LG to any other competitive supplier without LG's advance written consent. Further LG agrees that samples, including, without limitation, images, sketches, drawings, photographs, CAD files or any other representation of such samples, shall be considered the Proprietary Information of BJI and can not be shown or given to a third party by LG without the prior written consent of BJI.

     (e) Ownership of Intellectual Property Rights. LG hereby assigns and agrees and acknowledges that BJI owns and shall retain all right, title and interest in and to (i) any trade secrets, patents, patent applications, copyrights, trademarks, trade dress, service marks, logos, know-how, licenses, names, domain names, proprietary rights and other similar the intellectual property rights of any type or nature under the laws of any governmental authorities, domestic or foreign relating to the Products, developed and produced pursuant to this agreement, including any components thereof, the specifications, documentation, images, designs, sketches, drawings, photographs, CAD files, any other representation thereof and any and all tooling and/or decorations relating to the Products (collectively "Intellectual Property Rights"); and (ii) BJI will own all right, title and interest in any permitted copy, translation, modification, adaptation or derivation of the Products, including any component thereof, and specifications, tooling, decoration, and/or documentation, including any improvement, modification or development with respect to any of the foregoing Intellectual Property Rights. Upon BJI's' request, LG will obtain the execution of any instruments that may be appropriate to fully assign any Intellectual Property Rights in the Products to perfect these rights in BJI or designees' name. LG will own the Intellectual Property when any new products are developed independently by LG and without the use of any of the Intellectual Property or the Confidential Information of BJI.

     3. Term. This Agreement, unless sooner terminated as provided herein, shall be for an initial term of one year commencing as of the Effective Date August 1, 2004. Thereafter this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice of their intent to terminate the agreement on or before the anniversary date of the initial signing. Termination of this Agreement will not terminate any purchase orders, which will continue in force according to each of their terms. If this Agreement is terminated in accordance with its provisions, the Parties agree to cooperate until the effective termination of this Agreement by complying with the material terms of this Agreement.

     4. Product Information

     (a) Product Pricing. Pricing, including minimum order sizes, leadtimes and quantity discounts for each Product will be determined by the parties and set forth in a BJI purchase order, and will be inclusive of any taxes required by Chinese government authorities.

     (b) Production Capacity. LG agrees during the term of this Agreement that LG will maintain sufficient manufacturing capacity through its own facilities to produce the Products in unit volume sufficient to satisfy the demand forecasts for the Products provided to LG by BJI. BJI agrees to provide LG with Product demand forecasts in order to provide LG with sufficient time to produce the Products as specified in each purchase order.

     (c) BJI's Inspection Right; Maintenance of BJI Personnel. Upon reasonable advance written notice to LG, BJI and/or its customers shall have the right, during LG's normal business hours, to inspect LG's manufacturing facility where the Products which BJI has placed orders for with LG are being manufactured. In addition, BJI shall have the right to maintain full-time quality personnel within the LG manufacturing facility where Products are made. LG shall immediately correct, any Products that BJI finds unsuitable or not in compliance with specifications, in BJI's sole discretion, and at LG's sole expense unless the correction requested by BJI is outside the scope of Product specifications provided by BJI to LG.

     (d) Freight. Unless otherwise specified in the purchase order, shipping terms are FOB Ningbo, Peoples Republic of China.

     (e) Warranties. LG warrants that all Products supplied under this agreement will (i) for a twelve (12) month period following the sale of the product to the consumer be free from defects in materials and workmanship and conform to the specifications agreed to by LG and BJI, including, suitability for outdoor use and free of UV degradation. LG agrees that BJI may pass the aforesaid warranty to any designee or customer of the Products.

     (f) Warranty Claims. BJI shall promptly notify LG in writing of any warranty claim and/or return, identifying such Products the subject of such claim and/or return, along with any other information available to BJI that is relevant to verifying the defect giving rise the warranty claim and/or return. LG agrees to reimburse the warranty claims up 2% of the BJI purchase price of the product. However, in the event of epidemic failure of the Product which is due to defects in materials, workmanship or manufacturing, or in the event of a Product recall, whether initialed by BJI, BJI's customer or the Consumer Product Safety Council which is due to defects in materials, workmanship, manufacturing or incorrect assembly instructions if the instructions were written by LG, LG shall reimburse BJI for all costs involved in repairing or replacing the products. LG shall not be responsible for costs associated with the epidemic failure of a Product or a Product recall if the problem is the result of an error in the design provided to LG by BJI.

     (g) Replacement Parts. BJI shall place orders with LG for replacement parts at cost. BJI shall invoice back to LG those parts which are provided by BJI to customers or consumers within the warranty period as defined in Section 4e.The value of replacement parts will be inclusive in 2% warranty claims stated in 4f.

     (h) Fabric License and Royalty. From time to time BJI may ask LG to purchase fabrics for use on the Products which are made by companies in Asia under license from companies in The United States of America or The European Union. LG understands and acknowledges that any license fee and/or royalty due the owner of the fabric license will be negotiated with the fabric license owner by BJI directly and that payment of the royalty fee will be the obligation of LG, and that any pricing that LG provides to BJI for Products should be inclusive of such licensing and/or royalty fees. LG will pay the license fee and/or royalty upon the acceptance of BJI request for payment with evidencing documentation. BJI shall request payment on an annual basis.

     5. Order Procedures, Invoicing and Payment

     (a) Orders. BJI will notify LG of its orders for Products by purchase order. LG will notify BJI of shipments and ship date. All purchase orders beginning with the 2005 season shall be subject to and governed by the terms of this Agreement.

     (b) Payment. Payment for the Products Purchased by BJI will be via wire transfer thirty (30) days after shipment from the designated port in the Peoples Republic of China and receipt of the original documents for the release of the Products to BJI or BJI's customer. BJI agrees to provide transferable letters of credit for up to $15 million at the beginning of each season, provided that BJI's customers agree to provide these transferable L/C.

     (c) Delivery. The Parties agree that all Products Purchased and sold hereunder shall be FOB port, Ningbo, Peoples Republic of China, or such other port as the parties may agree from time to time. LG shall use best efforts to deliver the designated Products by the preferred delivery date specified in the applicable purchase order.

        6. Indemnification

     (a) LG's Indemnification. LG shall indemnify, defend and hold harmless BJI and its directors, officers, employees, agents and representatives, from any and all liabilities, claims, losses, damages, judgments or awards, costs or expenses, including reasonable attorneys' fees, as a result of (i) any breach by LG of the terms of this Agreement, (ii) the gross negligence or willful misconduct of LG, its directors, officers, employees, agents and representatives.

     (b) BJI's Obligation to Indemnify. BJI shall indemnify, defend and hold harmless LG, its directors, officers, employees, agents and representatives, from any and all liabilities, claims, losses, damages, judgments or awards, costs or expenses, including reasonable attorneys' fees, of whatsoever nature and by whomsoever asserted, directly or indirectly, arising out of, resulting from or in any way connected with (i) any breach by BJI of the terms of this Agreement, the warranties set forth herein; (ii) and/or the gross negligence or willful misconduct of BJI and its directors, officers, employees, agents and representatives;

     (c) Indemnification Procedures. The indemnitor shall promptly assume full and complete responsibility for the investigation, defense, compromise and settlement of any claim, suit or action arising out of or relating to the indemnified matters following written notice thereof from the indemnitee, which notice shall be given by the indemnitee within ten (10) days of the indemnitee's knowledge of such claim, suit or action. Failure to provide such timely notice shall not eliminate the indemnitor's indemnification obligations to the indemnitee unless, and only to the extent to which, such failure has substantially prejudiced the indemnitor. Notwithstanding the foregoing, the indemnitee shall have the right, in its sole discretion and at indemnitor's expense, to participate in or to defend or prosecute, through its own counsel, any claim suit or action for which it is entitled to indemnification by indemnitor. The indemnitor shall not enter into any compromise or settlement without the indemnitee's prior written consent, which consent shall not be unreasonably withheld. The absence of a complete and general release of all claims against indemnitee shall be reasonable grounds for indemnitee to refuse to provide written consent to a compromise or settlement.

        7. Confidentiality

     Proprietary Information; Exceptions. Each party will maintain all Proprietary Information received by it under this Agreement in trust and confidence and will not disclose any such Proprietary Information to any third party or use any such Proprietary Information for any purposes other than those necessary or permitted for performance under this Agreement. In particular, neither party shall use any know-how of the other party for the manufacture or sale of any products other than the Products, except as expressly authorized by this Agreement. Each party may use such Proprietary Information only to the extent required to accomplish the purposes of this Agreement. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, consultant or affiliate who does not have a need to know such information for purposes of this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents, consultants or affiliates to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own Proprietary Information of a similar nature to ensure that such employees, agents, consultants and affiliates do not disclose or make any unauthorized use of such Proprietary Information, but no less than reasonable care. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Proprietary Information.

     As used herein, "Proprietary Information" means all information received by a party from the other party hereto pursuant to this Agreement. In particular, Proprietary Information shall be deemed to include, but is not limited to:

     o Any copyright or patent application
     o Any drawing, sketch, CAD file or other representation of Products submitted for sample build
     o Product samples, whether complete or in process
     o Photographs of Products whether they be in digital, printed or chemical form, including negatives
     o Financial information related to the products including transfer pricing, pricing to BJI customers, margins and quantities

     "Proprietary Information" of BJI shall include any and all information concerning the sales under this Agreement and any and all information relating to its customer accounts and their purchases of the Products.

        8. Termination

     (a) Termination by BJI. BJI shall have the right to terminate this Agreement by giving notice in writing to LG on or before the anniversary date of the initial signing. BJI may terminate this Agreement immediately upon notice if
LG: (i) becomes insolvent, (ii) makes an assignment for the benefit of creditors, or a receiver is appointed to take charge of all or any part of its assets or business; (iii) is the subject of a bankruptcy or reorganization proceeding, whether voluntary or involuntary, provided, that any such involuntary proceeding is not dismissed within one hundred and twenty days (120) days after the commencement thereof; or (iv) is in material breach of any of its obligations under this Agreement has failed to remedy such breach within one hundred and twenty days (120) after receipt of written notice from BJI, which written notice shall specify the nature of such breach.

     (b) Termination by LG. LG shall have the right to terminate this Agreement by giving notice in writing to BJI on or before the anniversary date of the initial signing. LG may terminate this Agreement immediately upon notice if BJI:
(i) becomes insolvent; (ii) makes an assignment for the benefit of creditors, or a receiver is appointed to take charge of all or any part of its assets or business; (iii) is the subject of a bankruptcy or reorganization proceeding, whether voluntary or involuntary, provided, that any such involuntary proceeding is not dismissed within one hundred and twenty days (120) days after the commencement thereof; or (iv) is in material breach of its obligations under this Agreement and has failed to remedy such breach within one hundred and twenty days (120) days after receipt of written notice from LG, which written notice shall specify the nature of such breach. LG may also terminate this agreement at the end of the initial term if BJI fails meets its required minimum Purchase commitment for the Product. However, if BJI fails to meet the minimum Purchase requirement because of the failure of LG to have sufficient production capacity to produce the Product, or because the product manufactured by LG does not meet BJI quality standards and BJI refuses to take delivery of the Product, LG shall not have recourse under Section 8.

     (c) Effects of Termination of this Agreement. Upon expiration or termination of this Agreement with respect to Products under development, LG shall promptly return all designs and other product development materials provided by BJI. If, under subparagraph 8(a), the termination is pursuant to subpart (i), (ii), (iii) or (iv) or under subparagraph 8(b), the termination is pursuant to subpart (i), (ii), (iii) or (iv) and is based on a breach of paragraph 1, 2, 4, 6, 8, 9 or 10 of this Agreement, then the terminating party shall have the right to simultaneously terminate all or any part of the purchase orders. Otherwise, termination of this Agreement shall have no effect on the purchase orders, which will continue according to their terms, as supplemented by this Agreement.

     (d) Effects of Termination of any Purchase Order. Termination of any purchase order shall not affect the parties' rights and obligations under and shall not be grounds for termination of any other purchase order or this Agreement. BJI agrees to compensate to LG for losses that arise from the termination of any purchase order unless that cancellation was due to LG breaching the terms of the purchase order including the transfer prices of the Product and delivery terms, or if the Product does not meet the quality requirements of BJI unless the purchase order as accepted buy LG contained provisions which limits BJI's liability upon termination of that purchase order.


        9. Representations and Warranties

     (a) Mutual Representations and Warranties. Each party hereby represents and warrants: (i) such party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
(ii) such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; (iii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; and
(iv) the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     (b) Forced, Indentured, Convict and Penal Labor. LG hereby represents and warrants to BJI that the Products will not be produced, manufactured or assembled in whole or in part with the use of forced, convict, indentured labor or child labor under penal sanction as prohibited by any state law or U.S.
statute or any foreign law; and LG will issue, upon request of BJI, a certificate, in form and substance acceptable to BJI, attesting to the same.

        10. Miscellaneous

     (a) Compliance with Laws. Each party agrees to comply with all laws, ordinances and regulations applicable to such party's performance of its obligations under this Agreement.

     (b) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when sent via facsimile (with confirmation), personally delivered, three (3) days following the day when deposited with an overnight courier service for overnight priority service, such as Federal Express, for delivery to the intended addressee in the United States addressed as set forth below:

To BJI:
         Brown Jordan International, Inc.
         1801 N. Andrews Avenue
         Pompano Beach, FL  33069
         Attn: Vincent Tortorici
         Facsimile: 954-960-1847

With a copy to:
         Brown Jordan International, Inc.
         C/O Trivest Partners, L.P.
         2665 S. Bayshore Drive, Suite 800
         Miami, FL 33133
         Attn: David Gershman
         Facsimile: 305-858-1629
To LG:

         Leisure Garden
         Zhejiang Huayue Furniture Industries Co., Ltd.
         88 JianShe 1st Road
         XiaoShan
         Economy Technology Development Zone
         Zhejiang Province  311215
         China
         Facsimile: 011-86-571-8283-6303 and 011-86-571-8283-5856
         Attn: Roger Chen

     Any person may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     (c) Entire Agreement. This Agreement and each BJI purchase order issued in connection with this Agreement, and any other documents referred to herein constitute the entire agreement between the parties, and supersedes any prior written or oral agreement or understanding with respect to the subject matter hereof. No interpretation, alteration, amendment, or change to this Agreement will be effective unless made in writing and signed by both parties, except that each party may change the address or the name of the person to whom notices to that party will be sent by giving written notice of such change to the other party as provided in Section 10(b) hereof.

     (d) No Waiver: Failure by either party to exercise any rights under this Agreement in any one or more instances will not constitute a waiver of such rights in any other instance. Waiver by such party of any default under this Agreement will not be deemed a waiver of any other default. No alteration or modification of any provision of this Agreement will be binding unless in writing and signed by duly authorized representatives of both parties.

     (e) Governing Law; Submission to Jurisdiction; Venue: This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, will be governed by and construed in accordance with the laws of the State of California, U.S.A. notwithstanding the place of execution or performance of this Agreement (without reference to its conflict of laws principles) and applicable U.S. federal laws. The parties hereby consent to and submit to the sole jurisdiction of a competent court located in the State of California and expressly waive any defense based upon venue, lack of personal jurisdiction or forum non conveniens. Such court shall be the sole and exclusive venue for resolution of any disputes or disagreements between the parties relating to this Agreement or the transactions contemplated hereby or otherwise arising hereunder or with respect to any breach of the terms and provisions hereof. In the event of a lawsuit or proceeding between the parties, the non-prevailing party will pay or reimburse, as the case may be, the expenses and costs, including court costs and reasonable attorney's fees, of the prevailing party. The parties further agree that the delivery to the address specified in Section10 (b) of this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity of service by any other means provided by statute or rule of court.

     (f) Construction; Severability; Survival. Each party represents that they have each reviewed and revised this Agreement to the extent they deemed necessary. Accordingly, the rule of construction, providing that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement. If any of the provisions or any portion of the provisions of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability will not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement will be construed as if not containing the particular invalid or unenforceable provisions or portion thereof but consistent with the intent of the parties, and the rights and obligations of the parties hereto will be construed and enforced accordingly. The agreements contained in Sections 4(e-f), 6, 7, 8, and 11 and any other provisions hereof which by their terms or nature extend beyond the termination or expiration of this Agreement, shall survive such termination or expiration of this Agreement.

     (g) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

        11. Dispute Resolution

     (a) Amicable Negotiation and Consultation. Subject to the parties' rights under this Agreement in the event a dispute arises in connection with the interpretation or implementation of this Agreement, either party may notify the other party in writing of the substance of the dispute and of its desire to attempt to reach an amicable settlement, in which event both Parties shall endeavor for a period of sixty (60) days after the date of such notice to reach an amicable settlement of the dispute.

     IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be executed by their duly authorized officers, this the day and year first above written.


                         BROWN JORDAN INTERNATIONAL, INC.

                         By: /s/ Bruce R. Albertson
                         Name:  Bruce R. Albertson
                         Title:  President and CEO
                         Date of Signature:  November 23, 2003

                         ZHEJIANG  HUAYUE  FURNITURE  INDUSTRIES,   CO.,  LTD.
                         (d/b/a LEISURE GARDEN)

                         By: /s/ Jennifer Ho
                         Name:  Jennifer Ho
                         Title:  General Manager
                         Date of Signature:  November 24, 2003